Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-236253

Prospectus Supplement No. 11

(To Prospectus dated April 21, 2020)

KLDISCOVERY INC.

29,350,000 Shares of Common Stock Issuable upon Exercise of

Outstanding Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 21, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-236253). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on December 30, 2020, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

KLDiscovery Inc.’s Common Stock and Public Warrants are quoted on the OTC Pink Sheet Market under the symbols “KLDI” and “KLDIW,” respectively. On December 28, 2020, the closing price of our Common Stock was $8.05 and on December 28, 2020, the closing price of our Public Warrants was $0.31.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 30, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

_____________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2020 (December 24, 2020)

_____________________

KLDiscovery Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38789	61-1898603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8201 Greensboro Dr. Suite 300 McLean, VA	22102
(Address of principal executive offices)	(Zip Code)

(703) 288-3380

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 24, 2020, KLDiscovery Inc.’s subsidiary LDiscovery, LLC (the “Company”) entered into an Software License Agreement, by and between, Relativity ODA LLC (“Relativity”) and the Company (the “License Agreement”), and is effective as of January 1, 2021. The License Agreement supersedes and replaces that certain Software License Agreement, by and between Relativity and the Company, originally entered into January 1, 2018.

Pursuant to the License Agreement, the Company licenses Relativity, software widely used in the ediscovery industry for review of documents.  The term of the term of the License Agreement is forty-two months commencing on January 1, 2021 and expiring on June 30, 2024.

Unless otherwise modified or terminated in accordance with the terms of the License Agreement, the Company’s total obligations for the term of the License Agreement are approximately $26.5 million.

The foregoing descriptions of the License Agreement is not complete and is qualified in its entirety by reference to such agreement, which will be filed with the Company’s next periodic report.

.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLDiscovery Inc.

Date: December 30, 2020	By:	/s/ Dawn Wilson
	Name:	Dawn Wilson
	Title:	Chief Financial Officer